FOR IMMEDIATE RELEASE	OTCBB Symbol: TAGE.OB

TAG ENTERTAINMENT REPORTS FOURTH QUARTER
AND FISCAL YEAR 2005 FINANCIAL RESULTS

•    Revenues increase 88% to $3.9 million
•    Net loss reduced 52% to $1.8 million

SANTA MONICA, CA. April 13, 2006 — TAG Entertainment Corp. (OTCBB: TAGE.OB ), an independent producer and worldwide distributor of family oriented motion pictures, today reported financial results for the fourth quarter and fiscal year ended December 31, 2005.

Total revenues for the fourth quarter of 2005 were $1.5 million, an increase of 248% from $430,000 reported in the fourth quarter of 2004. Net loss for the quarter was $233,000, compared to a net loss of $1.2 million in the fourth quarter of 2004. Loss per diluted share was $0.01 for the fourth quarter of 2005, compared with a loss per diluted share of $0.06 for the fourth quarter of 2004.

Total revenues for the year 2005 were $3.9 million, an increase of 88% from $2.1 million in 2004. Net loss for the year was $1.8 million, compared to a net loss of $3.9 million in 2004. Loss per diluted share was $0.09 for 2005, compared with a loss per diluted share of $0.20 for 2004. A contributor to the loss for the fourth quarter and the year was a one time charge in the amount of $609,000 related to the previously announced termination of its letter of intent to acquire Myriad Pictures.

‘‘We believe TAG reached a turning point during 2005, having achieved meaningful financial growth during the latter half of the year. This was accomplished in a market where overall industry trends were not uniformly favorable. The company reported an increase in revenues and reduced its loss during the last six months of 2005,’’ commented Steve Austin, Chairman and Chief Executive Officer of TAG Entertainment Corp. ‘‘During the year, TAG continued to benefit from the performance of its existing film library, a segment of our business that continues to perform well with minimal additional capital outlays and a lower risk profile. We were successful in expanding TAG’s overall revenue stream through production and film distribution fees. Our existing distribution network enables our films to reach a broad and growing audience through a variety of media platforms. We continue to focus on enhancing operational efficiencies through the production of high-quality films at optimal costs.

Recently, two members of our Board of Directors, Mr. H. Carl McCall and Mr. Marvin Rosen, resigned their positions for personal reasons. The Company appreciates the prior service of these gentlemen and wishes them well in all of their future endeavors. We are in the process of adding additional independent directors to our Board as soon as practical.’’

Mr. Austin continued, ‘‘Going forward, we will strive to further improve our position as a leading independent provider of family-oriented motion pictures by increasing our film production, expanding our distribution network, and creating innovative strategic marketing and sponsorship programs. We have a number of exciting film projects in our pipeline, both in the development stage or pre-production phase. Our immediate goal is to position TAG for continued growth and success in the future as we strive to acquire and produce motion pictures for a growing worldwide viewing audience.’’

About TAG Entertainment Corp.

TAG Entertainment Corp. is a publicly traded, fully integrated family film company based in Santa Monica, California. TAG's principal business is the development and production of high quality family-oriented feature films for worldwide distribution in the theatrical motion picture markets. In addition, the Company develops and produces television programming, including movies-for-television for the major networks, basic cable, pay cable, first-run syndication and international markets. Established in 1999, TAG has financed and produced 15 feature films and has acquired certain rights to additional motion pictures.

Forward Looking Statements

Statements made in this press release that state TAG's or management's intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding usage of cash, but are not limited to, TAG's ability to develop and produce additional feature length films; the continued contributions of partners in the promotion of future film projects; TAG's ability to effectively implement its business strategy; and TAG's ability to raise additional capital to fund planned movie projects. TAG’s actual results could differ materially from those expressed in such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from those expressed or implied by such forward-looking statements. Such factors include, among other things, the following: general economic and business conditions; ability to enter into future collaborations with industry partners, competition; unexpected changes in the industry; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; the ability to obtain adequate financing in the future through co-promotional arrangements, public or private equity financing or otherwise; and other factors referenced in TAG's annual report on Form 10KSB for the year ended December 31, 2005. Statements made herein should be read in conjunction with TAG's annual and quarterly reports filed with the SEC. Copies of these filings may be obtained by contacting TAG Entertainment Corp at 1333 Second Street, Suite 240, Santa Monica, CA 90401 Tel 310-277-3700 or the SEC at www.sec.gov.

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For Further Information Contact:
TAG Entertainment Corp.
Steve Austin
Chief Executive Officer
Telephone: 310-260-3350